Exhibit 5.1

April 15, 2005

CDRV Investors, Inc.
1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380

Registration Statement on Form S-4
of CDRV Investors, Inc.

Ladies and Gentlemen:

We have acted as special counsel to CDRV Investors, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Company of $481,000,000 aggregate principal amount at maturity of the Company’s 9 5/8% Senior Discount Notes due 2015 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount at maturity of its outstanding 9 5/8% Senior Discount Notes due 2015 (the “Old Notes”).

The New Notes are to be issued pursuant to an Indenture dated as of December 16, 2005 (the “Indenture”), between the Company, as successor, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”).

In so acting, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original documents of all copies submitted to us as conformed or reproduction copies.  We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company and others.  With your permission, for purposes of the opinion expressed herein, we have assumed that (a) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (c) the Indenture is valid, binding and enforceable with respect to the

Trustee, and (d) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that, upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes, pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of the Company.

The foregoing opinion is limited by and subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (b) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,